Exhibit 99.1
News Release

Hi-Crush Inc. Reports Second Quarter 2019 Results

•	Revenues of $178.0 million in 2Q 2019 vs. $159.9 million in 1Q 2019

•	Loss of $(1.16) per share in 2Q 2019, or $(0.02) per share excluding non-cash charge for deferred taxes related to the Conversion, completed on May 31, 2019, vs. $(0.06) per share in 1Q 2019

•	Achieved 2Q 2019 Adjusted EBITDA of $24.1 million, an increase of 40% vs. $17.2 million in 1Q 2019

•	Reported total sand sales of 2,662,086 tons in 2Q 2019, an increase of 10% vs. 2,411,262 tons in 1Q 2019

•	Completed record number of delivered last mile sand truckloads in 2Q 2019, an increase of 36% over 1Q 2019

•	Improved contribution margin per ton to $13.80 in 2Q 2019, an increase of 13% vs. $12.19 in 1Q 2019

•	Exited 2Q 2019 with total liquidity of $112.0 million, including $52.8 million of cash and no ABL borrowings

HOUSTON, August 6, 2019 - Hi-Crush Inc. (NYSE: HCR), "Hi-Crush" or the "Company," a fully-integrated, strategic provider of technology and logistics solutions to the North American petroleum industry, today reported second quarter 2019 results.

Revenues during the second quarter of 2019 totaled $178.0 million on total volumes sold of 2,662,086 tons. This compares to $159.9 million of revenues during the first quarter of 2019 on total volumes sold of 2,411,262 tons.

On May 31, 2019, the Company completed the conversion to a corporation (the "Conversion") and as a result recorded an estimated net non-cash deferred tax provision of $(115.5) million during the second quarter of 2019, or $(1.14) per share, representing the difference in the book basis and the tax basis of the Company's assets on the date of Conversion. Including the non-cash deferred taxes attributable to the Conversion, net loss was $(117.5) million for the second quarter of 2019, resulting in basic and diluted loss of $(1.16) per share. Excluding the non-cash deferred taxes attributable to the Conversion, adjusted net loss was $(2.0) million for the second quarter of 2019, resulting in basic and diluted adjusted loss of $(0.02) per share. The Company reported basic and diluted loss of $(0.06) per unit in the first quarter of 2019.

Adjusted EBITDA for the second quarter of 2019 was $24.1 million, an increase of 40% compared to $17.2 million for the first quarter of 2019.

"Our second quarter financial results surpassed expectations on revenue and Adjusted EBITDA, and reflected volumes on the high end of our guidance, primarily driven by services provided in our last mile business and Northern White sales," said Robert E. Rasmus, Chairman and Chief Executive Officer of Hi-Crush. "Our quarterly performance benefited from our intense focus on managing costs and delivering operating efficiencies, while also advancing our fully-integrated strategy with more last mile systems deployed, leading to positive free cash flow of $5.8 million during the second quarter. We are also pleased to achieve another record in quarterly sales to E&Ps, representing 66% of total second quarter volumes. I am proud of our team's continuous effort to best meet the needs of all of our customers with our improved equipment operations, advancements in technology, and in combination with further alignment of our business to focus on delivering the right services to the right customers within each service line. Also during the quarter, we achieved a major milestone with the completion of our conversion to a corporation structure, which enhances Hi-Crush’s ability to best succeed over the near and long-term."

Second Quarter 2019 Results

Revenues during the second quarter of 2019 totaled $178.0 million, reflecting an increase of 11% compared to $159.9 million in the first quarter of 2019. Revenues associated with logistics services were $51.1 million in the second quarter of 2019, reflecting an increase of 34% compared to $38.2 million in the first quarter of 2019. The improvements were due primarily to higher sand volumes and increased delivered truckloads through our last mile service, including increases due to the acquisition of Pronghorn Logistics in May 2019. Revenues from the sale of logistics equipment were $1.0 million in the second quarter of 2019 compared to $6.6 million in the first quarter of 2019.

Revenues from sales of frac sand totaled $125.9 million in the second quarter of 2019, reflecting an increase of 9% compared to $115.1 million in the first quarter of 2019. Total volumes sold were 2.7 million tons, an increase of 10% compared to the first quarter of 2019, primarily driven by a 21% increase in Northern White volumes. Average sales price of $47 per ton for the second quarter of 2019 was largely unchanged compared to $48 per ton in the first quarter of 2019.

Volumes sold directly to E&Ps during the second quarter of 2019 increased to a company record of 66%, compared to 63% in the first quarter of 2019 and 31% in the second quarter of 2018. Volumes sold at the wellsite through our logistics and wellsite operations business increased by 28% over the first quarter of 2019, representing another company record, and resulting from improved utilization of last mile crews during the second quarter of 2019. Volumes sold through our logistics and wellsite operations represented 28% of total volumes in the second quarter of 2019, up from 24% in the first quarter of 2019.

For the second quarter of 2019, last mile delivered truckloads were up 36% over the first quarter of 2019, resulting in higher utilization of deployed crews. The delivered truckloads metric will be used going forward to better enable comparison of quarterly last mile services activity and utilization of our last mile equipment, versus point-in-time deployment numbers of container or silo crews. As of June 30, 2019, the Company had 21 last mile crews operating in the Permian, Eagle Ford, Marcellus / Utica, Powder River, Mid-Con and Bakken regions, an increase from 13 crews at the end of the first quarter of 2019.

Contribution margin was $13.80 per ton in the second quarter of 2019, reflecting an increase of 13% compared to $12.19 per ton in the first quarter of 2019. The sequential increase in contribution margin per ton primarily resulted from higher sales volumes and the resulting reduction of production costs, particularly at our Wisconsin facilities, as well as sales through our last mile services.

General and administrative expenses totaled $12.1 million in the second quarter of 2019, excluding non-recurring expenses of $3.1 million associated with business development activities and costs associated with the Conversion. Compared to $11.6 million in the first quarter of 2019, excluding $1.0 million of non-recurring expenses associated with business development activities and costs associated with the Conversion, general and administrative expenses were relatively unchanged.

"We achieved strong financial results, supported by our team's success in improving efficiencies, reducing costs, and providing high quality last mile solutions to meet our customers’ high standards and dynamic requirements," said Laura C. Fulton, Chief Financial Officer of Hi-Crush. "In particular, our second quarter results benefited from increased profitability from our logistics and wellsite operations business, and higher Northern White volumes sold, along with improvements in production costs. Our organizational and operational agility continue to differentiate Hi-Crush, and are expected to further support strong profitability, cash flow and enhanced balance sheet flexibility going forward."

Operational Update

The Company also announced the reorganization of its operations into three distinct business lines, to more effectively serve target customers across logistics, equipment sales and rental, and frac sand supply. Following the acquisitions of FB Industries, the PropDispatch software and Pronghorn Logistics, and the combination of those businesses with the existing PropStream business, the Company has consolidated its logistics and wellsite operations under the name Pronghorn Energy Services. The equipment business supporting Pronghorn Energy Services will sell and lease equipment to third parties under the name NexStage Equipment Systems. Sand production and sales will continue to be handled under the name Hi-Crush Inc.

"The creation of a leading, comprehensive logistics and wellsite operations organization, under the name Pronghorn Energy Services, extends our reputation for leading safety, customer service and operational excellence, enhances our offering and allows us to pursue a wider range of market opportunities," commented M. Alan Oehlert, Chief Operating Officer of Hi-Crush. "The improvements we are making across our platform, including enhancements to our PropDispatch technology, expand the value of the integrated last mile offerings we provide and result in what we believe is an unmatched portfolio of critical logistics and wellsite solutions. These improvements are crucial to addressing our customers’ primary focus - lower delivered cost per ton into the blender, combined with safety, service, and reliability.

"Additionally, the branding of our equipment leasing and sales under the name NexStage Equipment Systems reflects an important step in our continued development of a truly differentiated set of equipment solutions," continued Mr. Oehlert. "We are proud to provide the only last mile offering with both silos and containers. The customer flexibility this provides, combined with enhanced measurement and other upgrades, will serve as key differentiators for NexStage."

Liquidity

As of June 30, 2019, Hi-Crush had $52.8 million of cash, no borrowings and $59.2 million in available borrowing capacity under its senior secured revolving credit facility (the "ABL Facility"), resulting in total liquidity of $112.0 million.

Stock Repurchase Program

On June 8, 2019, the Company's board of directors approved a stock repurchase program of up to $25.0 million, effective on that date and authorized through June 2020. As of June 30, 2019, the Company has repurchased a total of 1,177,731 common shares for a total cost of $3.2 million. The Company's stock repurchase program had $21.8 million of remaining authorized capacity as of June 30, 2019.

"The Board authorized repurchase program and the recent purchases of shares by the Company and management reflect ongoing confidence in our strategy and the strength of our balance sheet," said Mr. Rasmus. "We remain committed to balancing our capital allocation priorities over the next year, including additional stock repurchases or opportunistic purchases of debt."

The Company has no restrictions with regard to stock or debt repurchases under its ABL Facility and Senior Notes due 2026 (the "Senior Notes"). The repurchase program does not obligate the Company to repurchase any specific dollar amount or number of shares, and may be suspended, modified or discontinued by the Board of Directors at any time, in its sole discretion and without notice.

Capital Expenditures

Total capital expenditures for the six months ended June 30, 2019 totaled $57.9 million. Growth capex for the six months ended June 30, 2019 totaled $19.2 million, primarily related to spending on logistics assets, including new topfill conveyor systems and trailers. For the second half of 2019, growth capex, including upgrades to the current silo systems and PropDispatch enhancements, is expected to range between $10 and $15 million.

Maintenance capex for the six months ended June 30, 2019 totaled $7.7 million. For the second half of 2019, maintenance capex is expected to range between $6 and $8 million.

Carryover growth capex from 2018 for construction projects associated with completion of our second Kermit facility and expansion at our Wyeville facility totaled $31.0 million. These expansion initiatives were fully-funded in 2018.

"We have continued to strategically deploy capital for the development of our equipment, focusing our investments on meeting the evolving requirements of our customers," said Ms. Fulton. "We are balancing thoughtful investments focused on minimizing the delivered cost of sand for our customers, combined with a major focus on generating strong investment returns and free cash flow. We are excited about the response we have received from the equipment upgrades we have made, and we are committed to limiting future investments to customer-driven, high impact opportunities. As a result, we expect a meaningfully lower capex spend for the remainder of 2019, with growth in the logistics and wellsite operations business coming from incremental improvements in technology and utilization of existing assets."

Free Cash Flow

Free cash flow was $5.8 million and $(17.9) million for the three and six months ended June 30, 2019, respectively. Free cash flow for the six months ended June 30, 2019 reflects the semi-annual interest payment made in February 2019 on the Senior Notes. Free cash flow for the three and six months ended June 30, 2019 excludes $5.8 million and $31.0 million, respectively, in 2018 carryover capex spending, which was fully-funded in 2018.

"This has been a year of strategic investment, aimed at best positioning our business for ongoing success regardless of market conditions," said Ms. Fulton. "In 2020, we anticipate reduced capex compared to the growth and maintenance capex spending in 2019, while maintaining strong liquidity and a focus on cash flow generation. Our leading, fully-integrated solutions offering, combined with returns on equipment investments and a reduction in capital investment requirements, is expected to result in positive free cash flow in 2020."

Corporate Conversion

On May 22, 2019, the unitholders of Hi-Crush Partners LP approved the proposed Conversion of its corporate structure from a master limited partnership (MLP) to a C-Corporation. As a result of the Conversion, the Company converted from an entity treated as a partnership for U.S. federal income tax purposes to an entity treated as a corporation for U.S. federal income tax purposes and is therefore subject to U.S. federal, state and local corporate income tax. The Conversion resulted in the Company obtaining a partial step-down in the tax basis of certain assets, and the Company recorded an estimated deferred tax provision of $(115.5) million, representing the excess of book basis over tax basis on the date of Conversion. The deferred tax provision does not impact the tax treatment of the Conversion to the Company's former unitholders.

"We do not anticipate any significant cash taxes for U.S. federal income tax purposes for the next few years as a result of available depreciation deductions," said Ms. Fulton. "Further, cash taxes associated with our state and Canadian operations are expected to be minimal for the foreseeable future."

Outlook

Reflecting customer conversations and potential market conditions, the Company expects total sales volumes to be in a range of 2.4 to 2.7 million tons for the third quarter of 2019. The Company also expects continued deployment of last mile systems during the second half of 2019. Outlook for volumes and last mile operations is subject to market conditions, E&P budget management and other factors.

"We remain intensely focused on managing our business in a way that maximizes shareholder value and cash flow over the near and long-term," said Mr. Rasmus. "The widely discussed potential for E&P budget exhaustion in the back half of 2019 could result in a modest decrease in activity levels late in the third quarter of 2019. We have taken steps to lower our cost structure and leverage the flexibility of our operations to respond to changes in our operating environment, while maintaining our focus on excellent customer service and safety. Our deep relationships with our E&P customers continue to provide visibility into their dynamic needs, and our platform of services is able to react quickly to provide fit-for-purpose solutions for whatever our customers require. We expect to continue the discipline we demonstrated in the second quarter which will lead to positive free cash flow generation in 2020, while keeping our balance sheet strong and flexible to meet the demands of an ever changing market."

Conference Call

On Wednesday, August 7, 2019, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s second quarter 2019 results. Hosting the call will be Robert E. Rasmus, Chairman and Chief Executive Officer, M. Alan Oehlert, Chief Operating Officer, and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13691985. The replay will be available until August 21, 2019.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrush.com under the Investors-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrush.com under the Investors-Event Calendar and Presentations section.

Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, free cash flow and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").

We define EBITDA as net income, plus; (i) depreciation, depletion and amortization; (ii) interest expense, net of interest income; and (iii) income tax expense. We define Adjusted EBITDA as EBITDA, plus; (i) non-cash impairments of long-lived assets and goodwill; (ii) change in estimated fair value of contingent consideration; (iii) earnings (loss) from equity method investments; (iv) gain on remeasurement of equity method investments; (v) loss on extinguishment of debt; and (vi) non-recurring business development costs and other items. EBITDA and Adjusted EBITDA are supplemental measures utilized by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis.

We define free cash flow as net cash provided by (used in) operating activities less maintenance and growth capital expenditures. Free cash flow is a supplemental measure utilized by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess our ability to generate cash from operations for mandatory obligations, including debt repayment, and discretionary investment opportunities.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities. We believe contribution margin is a meaningful measure because it provides an operating and financial measure of our ability to generate margin in excess of our operating cost base.

About Hi-Crush

We are a fully-integrated, strategic provider of technology and logistics solutions to the North American petroleum industry. Our integrated suite of offerings, including software, range of equipment solutions for wellsite storage and delivery of proppant, owned and operated terminals, and frac sand mining facilities, as well as third party sourcing for proppant, provides customers with mine-to-wellsite logistics solutions in all major oil and gas basins in the United States.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "should," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "hope," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," "likely," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (the "SEC"), including those described under Item 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2018 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Caldwell Bailey, Lead Investor Relations Analyst
Marc Silverberg, ICR
ir@hicrush.com
(713) 980-6270

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Three Months Ended
	June 30,		March 31,
	2019	2018 (1)	2019
Revenues	$178,001	$248,520	$159,910
Cost of goods sold (excluding depreciation, depletion and amortization)	141,272	154,531	130,522
Depreciation, depletion and amortization	14,062	10,482	11,272
Gross profit	22,667	83,507	18,116
Operating costs and expenses:
General and administrative expenses	15,210	12,943	12,613
Depreciation and amortization	1,697	536	1,676
Accretion of asset retirement obligations	130	123	129
Change in estimated fair value of contingent consideration	(672)	—	—
Other operating expenses, net	469	371	431
Income from operations	5,833	69,534	3,267
Other income (expense):
Earnings from equity method investments	1,284	1,144	1,116
Gain on remeasurement of equity method investment	3,612	—	—
Interest expense	(11,806)	(3,722)	(10,590)
Income (loss) before income tax	(1,077)	66,956	(6,207)
Income tax expense (benefit):
Current tax	259	—	—
Deferred tax	660	—	—
Deferred tax resulting from conversion to a corporation	115,488	—	—
Income tax expense	116,407	—	—
Net income (loss)	$(117,484)	$66,956	$(6,207)
Earnings (loss) per common share:
Basic	$(1.16)	$0.68	$(0.06)
Diluted	$(1.16)	$0.67	$(0.06)
Weighted average common stock outstanding:
Basic	101,312,754	88,392,179	101,017,441
Diluted	101,312,754	89,729,428	101,017,441

(1)	Financial information has been recast to include the results attributable to the sponsor and general partner.

	Six Months Ended
	June 30,
	2019	2018 (1)
Revenues	$337,911	$466,633
Cost of goods sold (excluding depreciation, depletion and amortization)	271,794	296,514
Depreciation, depletion and amortization	25,334	18,281
Gross profit	40,783	151,838
Operating costs and expenses:
General and administrative expenses	27,823	23,886
Depreciation and amortization	3,373	1,061
Accretion of asset retirement obligations	259	249
Change in estimated fair value of contingent consideration	(672)	—
Other operating expenses, net	900	1,370
Income from operations	9,100	125,272
Other income (expense):
Earnings from equity method investments	2,400	2,310
Gain on remeasurement of equity method investment	3,612	—
Interest expense	(22,396)	(7,195)
Income (loss) before income tax	(7,284)	120,387
Income tax expense (benefit):
Current tax	259	—
Deferred tax	660	—
Deferred tax resulting from conversion to a corporation	115,488	—
Income tax expense	116,407	—
Net income (loss)	$(123,691)	$120,387
Earnings (loss) per common share:
Basic	$(1.22)	$1.32
Diluted	$(1.22)	$1.30
Weighted average common stock outstanding:
Basic	101,165,914	88,629,958
Diluted	101,165,914	89,967,207

(1)	Financial information has been recast to include the results attributable to the sponsor and general partner.

Unaudited Adjusted Net Loss and Adjusted Loss Per Common Share
(Amounts in thousands, except shares, units, per share and per unit amounts)

	Three Months Ended	Six Months Ended
	June 30, 2019	June 30, 2019
Net loss	$(117,484)	$(123,691)
Deferred tax resulting from conversion to a corporation	$115,488	$115,488
Adjusted net loss	$(1,996)	$(8,203)

Basic weighted average common shares outstanding	101,312,754	101,165,914
Potentially dilutive common shares	—	—
Diluted weighted average common shares outstanding	101,312,754	101,165,914

Adjusted loss per share - basic	$(0.02)	$(0.08)
Adjusted loss per share - diluted	$(0.02)	$(0.08)

Unaudited EBITDA and Adjusted EBITDA
(Amounts in thousands)

	Three Months Ended
	June 30,		March 31,
	2019	2018	2019
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(117,484)	$66,956	$(6,207)
Depreciation and depletion expense	14,237	10,598	11,500
Amortization expense	1,522	420	1,448
Interest expense	11,806	3,722	10,590
Income tax expense	116,407	—	—
EBITDA	26,488	81,696	17,331
Change in estimated fair value of contingent consideration	(672)	—	—
Earnings from equity method investments	(1,284)	(1,144)	(1,116)
Gain on remeasurement of equity method investment	(3,612)	—	—
Non-recurring business development costs and other items (1)	3,135	1,084	1,009
Adjusted EBITDA	$24,055	$81,636	$17,224

(1)
Non-recurring business development costs and other items for the three months ended June 30, 2019 and March 31, 2019, are primarily associated with the Conversion and business acquisitions. Non-recurring business development costs and other items for the three months ended June 30, 2018, are primarily associated with lease termination fees and expenses associated with the relocation of our corporate offices, following displacement from Hurricane Harvey and business development and legal costs.

	Six Months Ended
	June 30,
	2019	2018
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(123,691)	$120,387
Depreciation and depletion expense	25,737	18,501
Amortization expense	2,970	841
Interest expense	22,396	7,195
Income tax expense	116,407	—
EBITDA	43,819	146,924
Change in estimated fair value of contingent consideration	(672)	—
Earnings from equity method investments	(2,400)	(2,310)
Gain on remeasurement of equity method investment	(3,612)	—
Non-recurring business development costs and other items (1)	4,144	1,084
Adjusted EBITDA	$41,279	$145,698

(1)
Non-recurring business development costs and other items for the six months ended June 30, 2019, are primarily associated with the Conversion and business acquisitions. Non-recurring business development costs and other items for the six months ended June 30, 2018, are primarily associated with lease termination fees and expenses associated with the relocation of our corporate offices, following displacement from Hurricane Harvey and business development and legal costs.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Six Months Ended
	June 30,
	2019	2018 (1)
Operating activities	$8,975	$140,723
Investing activities	(61,039)	(43,191)
Financing activities	(9,350)	(76,766)
Effects of exchange rate on cash	11	—
Net change in cash	$(61,403)	$20,766

(1)	Financial information has been recast to include the results attributable to the sponsor and general partner.

Unaudited Free Cash Flow
(Amounts in thousands)
The following table presents a reconciliation of free cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated:

	Three Months Ended	Six Months Ended
	June 30, 2019	June 30, 2019
Net cash provided by operating activities	$17,582	$8,975
Less: Maintenance capital expenditures	(3,717)	(7,723)
Less: Growth capital expenditures (1)	(8,089)	(19,167)
Free cash flow	$5,776	$(17,915)

(1)
We have excluded growth capital expenditures of $5,840 and $31,045 spent during the three and six months ended June 30, 2019, respectively, related to construction projects associated with completion of our second Kermit facility and expansion at our Wyeville facility, both of which were fully-funded in 2018. All other growth capital expenditures related to investments in our logistics and wellsite operations are included in the above.

Unaudited Per Ton Operating Activity
(Amounts in thousands, except tons and per ton amounts)

	Three Months Ended
	June 30,		March 31,
	2019	2018	2019
Sand sold	2,662,086	3,037,504	2,411,262
Contribution margin	$36,729	$93,989	$29,388
Contribution margin per ton sold	$13.80	$30.94	$12.19

	Six Months Ended
	June 30,
	2019	2018
Sand sold	5,073,348	5,655,131
Contribution margin	$66,117	$170,119
Contribution margin per ton sold	$13.03	$30.08